Exhibit 8.1

LIST OF SUBSIDIARIES OF

ENERGYS GROUP LIMITED

Name	Jurisdiction
Energys Group Holding Limited	British Virgin Islands
Harvest Idea Consultant Limited	British Virgin Islands
New Vision Lighting Limited	Hong Kong
Energys Group Limited (HK)	Hong Kong
Advance Gallant Limited	Hong Kong
China Light Limited	Hong Kong
Leading Prosper Limited	Hong Kong
Peace Master Limited	Hong Kong
Energys Group Limited (UK)	United Kingdom
Energys Services Limited	United Kingdom
Energy Conservation Solutions Limited	United Kingdom